EXHIBIT 10.40
NON-EMPLOYEE DIRECTOR COMPENSATION PLAN
These resolutions shall supersede the terms of all prior Board resolutions regarding future nonemployee director compensation.

1.	Initial Non-Employee Director Grants
     A. Restricted Stock. On the date of his or her initial election or appointment to the Board, each non-employee director shall receive, under the Company’s 2006 Stock Incentive Plan (the “Plan”). restricted shares of the Company’s common stock in an amount equal to $15,000 divided by the per share closing price of the Company’s common stock as quoted on The Nasdaq Global Market on the date of grant, provided, however, that in the event of an appointment, such grant shall be made on a pro rata basis based upon a June 1 to May 31 year.
     B. Stock Options. Each non-employee director who is first appointed or elected to the Board shall receive, pursuant to the Plan, an initial grant on the date of such appointment or election of an option to purchase 10,000 shares of the Company’s common stock, with an exercise price equal to the per share closing price of the Company’s common stock as quoted on The Nasdaq Global Market on the date of grant.
2.	Additional Annual Non-Employee Director Grants
     A. Restricted Stock. On the date of his or her re-election (or initial election following an appointment to the Board), each non-employee director shall receive, pursuant to the Plan, restricted shares of the Company’s common stock in an amount equal to $15,000 divided by the per share closing price of the Company’s common stock as quoted on The Nasdaq Global Market on the date of grant.
     B. Stock Options. On each anniversary of such director’s first day of service as a director of the Company, each non-employee director shall receive, pursuant to the Plan, an additional option to purchase 2,500 shares of the Company’s common stock, with an exercise price equal to the per share closing price of the Company’s common stock as quoted on The Nasdaq Global Market on the date of grant.
3.	Quarterly Cash Payments

The Company shall make the following payments on a quarterly basis:
$7,500 to each non-employee director;
$2,500 to the chairperson of the Audit Committee;
$1,000 to each of the chairpersons of the Compensation Committee and the Nominating and Governance Committee, and each member of the Audit Committee; and
$500 to the Lead Director.
Each newly appointed non-employee director and/or newly appointed Audit Committee member, committee chairperson and Lead Director shall receive his or her quarterly cash payments with the first quarterly payment adjusted on a pro rata basis. All cash payments are in addition to any travel expense reimbursements.

4.	Restricted Stock Grant to Audit Committee Chairperson and Lead Director

Upon each appointment as chair of the Audit Committee or Lead Director, each such non-employee director shall receive a grant under the Plan of restricted shares of the Company’s common stock in an amount equal to $4,500 divided by the per share closing price of the Company’s common stock as quoted on The Nasdaq Global Market on the date of grant.

5.	Cash Payments Related to Certain Unscheduled Board Meetings

In the event a non-employee director attends a non-telephonic Board meeting in person, other than one of the Company’s regularly scheduled quarterly Board meetings, such director shall receive a one-time payment of $2,000.

6.	General Terms and Conditions
A.	With regard to each grant of options to purchase shares of the Company’s common stock referenced above:
i)	The strike price and term shall be in accordance with the Plan;

ii)	The option grant shall fully vest upon a Reorganization Event (as defined in Section 9(b)(l) of the Plan); and

iii)	The options shall vest as follows: as to fifty percent (50%) of the underlying shares upon the Optionee’s completion of one (1) year of service as a Director following the date of grant, and fifty percent (50%) upon completion of the Optionee’s second year of service as a Director following the date of grant.
B.	With regard to each grant of restricted shares of the Company’s common stock:
i)	The price and term shall be in accordance with the Plan;

ii)	The shares shall fully vest upon a Reorganization Event (as defined in Section 9(b)(1) of the Plan); and

iii)	The restricted shares shall vest on the earlier of one year from the date of grant and the date the director completes a full term as a director (a term begins upon the election as a director at an annual stockholders meeting and ends immediately prior to the next annual stockholders meeting).